Exhibit 10.2

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

This Third Amendment to Employment Agreement (the “Amendment”) is made and entered into by and between Enchira Biotechnology Corporation, a Delaware corporation (the “Company”), and Daniel J. Monticello (the “Employee”), as of this 2nd day of April, 2002, to be effective as of January 1, 2002.

WHEREAS, the Employee and the Company entered into that certain Employment Agreement dated January 31, 1996, as amended by that certain First Amendment to Employment Agreement dated April 10, 1998, and as further amended by that certain Second Amendment to Employment Agreement dated April 9, 2001 (collectively, the “Agreement”), all of which are incorporated herein in their entirety by reference; and

WHEREAS, the Employee and the Company desire to further amend the Agreement to revise certain provisions thereof.

NOW, THEREFORE, for and in consideration of the mutual covenants and promises and representations contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged herein, the Company and the Employee agree as follows:

1.             Section 4.9 of the Agreement is hereby amended by deleting the section in its entirety and substituting the following in replacement thereof:

4.9                                 In the event of Employee’s termination of employment from the Company pursuant to Sections 4.5 or 4.6 hereof, or in the event that Employee’s employment with the Company, or successor entity, is terminated within twelve months following a Change in Control, except for Cause, the Company shall be obligated to pay the Employee severance compensation in the amount of Employee’s then current salary  (provided, however, that if Employee’s salary was reduced during the past year with his consent, the full unreduced salary shall be used) and bonus (in the event that such amount is not determinable under this Agreement, the last bonus amount paid to Employee under this Agreement for a twelve month period shall be used), payable in a lump sum on termination, plus continued benefits for the twelve month period following termination. In addition, in such instance, all outstanding options to purchase stock of the Company held by Employee and not previously vested (excluding any that have lapsed, terminated or expired) will vest automatically upon such termination, and Employee shall have a period of 90 days to exercise such options.

2.             This Amendment shall be governed by the laws of the State of Texas.

3.             The Agreement, as amended by this Amendment, supersedes any and all other agreements, either oral or in writing, between Company and the Employee with respect to the employment of the Employee by the Company and contains all of the representations, covenants and agreements between the Company and the Employee with respect to such employment.  The Agreement, as amended hereby, may not be later modified except by a further writing signed by the Company and the Employee, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.

4.             Except as modified by this Amendment, all other terms of the Agreement shall continue in full force and effect without modification.

5.             This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Third Amendment to Employment Agreement in duplicate originals, on this 2nd day of April, 2002, to be effective as provided above.

ENCHIRA BIOTECHNOLOGY CORPORATION

By:	/s/ Peter P. Policastro, Ph.D.
Peter P. Policastro, Ph.D.
President and Chief Executive Officer

/s/ Daniel J. Monticello
Daniel J. Monticello